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EXHIBIT 99.1

Contact:
Fredrick B. Rolff
Chief Financial Officer  (908) 387-1673

              SENTIGEN HOLDING CORP. ANNOUNCES FIRST QUARTER RESULTS

Phillipsburg, NJ, May 14, 2003: Sentigen Holding Corp. (NasdaqSC: SGHL), today reported results for the first quarter ended March 31, 2003.

Consolidated Results of Operations

     Revenues for the quarter ended March 31, 2003 were $2,185,017, a 27% increase over the quarter ended March 31, 2002. This increase was driven by growth in demand for High-Throughput Screening (HTS) services, services for the pre-clinical analysis of compound efficacy on diminishing or eliminating pathogen infection and sales of our cell-line based media products. Our revenues are entirely attributable to our wholly-owned subsidiary, Cell & Molecular Technologies, Inc., ("CMT").

     Our net income for the quarter ended March 31, 2003 was $236,140, or $0.03 per share. This compares to a net loss of $206,286 or $(0.03) per share for the quarter ended March 31, 2002. The improvement was driven by the performance of CMT and reduced operating expenses for our other segments.

Results of Operations by Segment

     Cell & Molecular Technologies, Inc. Income from operations attributable to CMT for the quarter ended March 31, 2003 was $788,866 compared to $448,547 for the quarter ended March 31, 2002. This 76% increase was due to higher revenues and improved operating margins compared to the quarter ended March 31, 2002.

     Sentigen Corp. Our other wholly-owned subsidiary, Sentigen Corp., is engaged in scientific research to develop assays for the screening of G Protein-Coupled Receptors, or GPCRs. These assays have potential applications in drug discovery, micro-array based detection technologies and environmentally sound pest management solutions for agricultural and human health vectors. Loss from operations attributable to Sentigen Corp. for the quarter ended March 31, 2003 was $241,643, a 35% improvement when compared to the loss from operations of $372,267 for the quarter ended March 31, 2002. The improvement was due to lower stock-based compensation and research and development costs during the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002.

     Corporate Operations. Loss attributable to corporate holding company expenses for the quarter ended March 31, 2003 was $276,362. This compares to a loss attributable to corporate holding company expenses of $314,619 for the same period in 2002. The improvement can largely be attributed to lower professional fees during 2003.

Cash and Working Capital

     At March 31, 2003, we had $10,037,841 in cash and working capital of $10,060,324.


     This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

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                     SENTIGEN HOLDING CORP. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
                              --------------------

        Income Statement Highlights:

                                                  (Unaudited)
                                          For the Three Months Ended
                                          --------------------------
                                      March 31, 2003       March 31, 2002
                                      --------------       --------------
        Revenue
           Molecular cell science    $     1,418,772      $     1,045,992
           Specialty media                   766,245              676,586
                                      --------------       --------------
                                           2,185,017            1,722,578
                                      --------------       --------------
        Income After Direct Costs
           Molecular cell science          1,007,808              696,842
           Specialty media                   488,693              418,513
                                      --------------       --------------

                                           1,496,501            1,115,355
                                      --------------       --------------
       Income (Loss) From Operations
           Molecular Cell Science            462,782              176,412
           Specialty Media                   326,084              272,135
           Sentigen Corp.                   (241,643)            (372,267)
           Corporate                        (276,362)            (314,619)
                                      --------------      ---------------

       Income (Loss) From Operations         270,861             (238,339)
                                      --------------      ---------------

       Net Income (Loss)               $     236,140       $     (206,286)
                                       ==============      ===============

       Net Income (Loss) per share
           Basic                       $        0.03       $        (0.03)
                                       ==============      ===============
           Diluted                     $        0.03       $        (0.03)
                                       ==============      ===============

       Weighted average shares outstanding
           Basic                           7,452,044            7,299,184
                                       ==============      ===============
           Diluted
                                           7,638,807            7,299,184
                                     ===============      ===============

Balance Sheet Highlights:
------------------------
                                           March 31,         December 31,
                                             2003                2002
                                             ----                ----
 Cash and cash equivalents             $  10,037,841        $   4,819,967
 Total investment securities                       -            5,307,419
 Total current assets                     11,194,558           11,058,549
 Total assets                             13,199,725           13,148,435

 Current maturities of long term debt  $     277,658        $     265,808
 Current liabilities                       1,134,234            1,246,785
 Long-term debt                              954,213            1,031,161
 Total liabilities                         2,088,447            2,277,946

 Stockholder's Equity                  $  11,111,278        $  10,870,489

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About Sentigen Holding Corp:

Sentigen Holding Corp. (NasdaqSC: SGHL) is a company conducting business through two wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc.
(CMT) and Sentigen Corp. CMT is comprised of a contract research organization that provides contract research and development (R&D) services, and a research products organization that provides cell culture media and reagents as well as other research products to companies engaged in the drug discovery process. Sentigen Corp. is engaged in scientific research to develop assays for the screening of G Protein-Coupled Receptors, or GPCRs. These assays have potential applications in drug discovery, micro-array based detection technologies and Sentigen's research to develop environmentally sound pest management solutions for agricultural and human health vectors. For more information on CMT, please visit the company web site at http://www.cmt-inc.net. The Sentigen Corp. website is currently under development.


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